Exhibit 10.1

ENGLISH TRANSLATION OF ASSET PURCHASE AGREEMENT

Party A: Guichun Xie
Party B: Lizhen Huang
Party C: Lanzhou Sufa Technology Co., Ltd.
Party D: Henan Tonghai Fluid Equipment Co., Ltd.

Whereas upon friendly consultation, Party A, B and C agree to sell all of their ownership in Yangzhou Rock Valve Lock Technology Co., Ltd. (“Yangzhou Rock”) to Party D. The parties hereby reach the following agreement (the “Agreement”) on January 13, 2010:

Section 1. Transfer Price and Method of Payment

1.

Party A, B and C agree to sell all of the assets of Yangzhou Rock that they own to Party D for a consideration of RMB 49,500,000 (approximately $7.3 million) (the “Purchase Price”). The transaction shall be closed on the date hereof.

2.	The Equity Transfer Agreement, dated August 14, 2009, entered into by and among the parties is hereby superceded and terminated, effective immediately.

Section 2. Representations and Warranties

1.

Party A represents that Yangzhou Rock’s tangible and intangible assets (including but not limited to land, buildings, equipment and intellectual property rights) are not subject to any collateral, pledge, lien or any third party claims. Party A will take all responsibilities arising out of any claims if the representations are not accurate. Party A will assist Party D to obtain property ownership certificates of the buildings.

2.

Party A will unconditionally transfer his patents to Yangzhou Rock with exclusive ownership. The patents include a patent for a 90 degree rotating valve lock device (Patent Registration No. ZL200710022824.9), a patent for a key management control device (applied on May 23, 2007, Application No. 200710022825.3), a patent for a type of mechanical valve interlock (Patent Registration No. ZL200620079784.2) and all other valve lock-related patents applied on or before July 31, 2009. If any of the representations is not accurate, Party A will return to Party D RMB 25,000,000 (approximately $3.7 million) of the Purchase Price.

3.

Party A, B and C represent that they will not be directly or indirectly engaged in any business that may be competitive with Yangzhou Rock, its technology or products in ten years from the execution of the Agreement. However, they can be sales agents for Yangzhou Rock.

4.	Any cash in Yangzhou Rock’s accounts before the execution of the Agreement belongs to Party A.
5.	Any matters not covered in this Agreement are subject to further negotiation among the parties.

Section 3. Execution.

The Agreement becomes effective upon execution by the parties.

Party A: /s/ Guichun Xie
Party B: /s/ Lizhen Huang
Party C: /s/ Guichun Xie
Party D: /s/ Siping Fang

Date: January 13, 2010